Filed pursuant to Rule 433

Registration No. 333-174268

February 14, 2012

Final Term Sheet
EUR 5,000,000,000 1.375% Global Bonds due 2017

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	February 21, 2017

Redemption Amount:	100%

Interest Rate:	1.375% per annum, payable annually in arrears

Date of Pricing:	February 14, 2012

Closing Date:	February 21, 2012

Interest Payment Dates:	February 21 in each year

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	99.469%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.344%

Format:	SEC-registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1MBB54

Ratings of Issuer: (1)	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.

Lead Managers:	Barclays Capital Commerzbank RBC Capital Markets

(1)  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Co-Lead Managers:

Banca Akros SpA — Gruppo Bipiemme Banca Popolare di Milano
Crédit Agricole CIB
DZ Bank AG
Goldman Sachs International
J.P. Morgan
Landesbank Baden-Württemberg
NORD/LB
Société Générale Corporate & Investment Banking
The Royal Bank of Scotland
UniCredit Bank

Stabilization Manager:	Barclays Bank PLC

Registrar and Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005440/a2204290z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm. Alternatively, Barclays Capital will arrange to send you the prospectus, which you may request by calling toll-free +1 (888)-603-5847.